Exhibit 10(j)

FORM OF AMENDMENT TO SEVERANCE PROTECTION AGREEMENT

This is an amendment to the Severance Protection Agreement made as of _______________ by and between Campbell Soup Company (the “Company”) and _______________ (the “Executive”) (the "Agreement").

WHEREAS, the Company and the Executive desire that any potential severance payments made pursuant to the Agreement are not subject to the provisions of section 409A of the Internal Revenue Code; and

WHEREAS, the changes to the Agreement made by this amendment are intended to result in the severance payments not being subject to section 409A of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the respective agreements of the parties, it is agreed as follows:

1.	Section 2.4(a)(2) of the Agreement shall be amended by deleting this section in its entirety and replacing it with the following:

"(2) a reduction in the Executive's base salary by a material amount or any failure to pay the Executive any compensation or benefits to which he is entitled within thirty (30) days of the date due;"

2.	Section 2.4(b) of the Agreement shall be renumbered as Section 2.4(b)(2) and a new Section 2.4(b)(1) shall be added to the Agreement to read as follows:

"(1) A Good Reason termination shall not occur unless the Executive gives notice to the Company that an event or condition described in Sections 2.4(a)(1) through (7) has occurred within a time period not to exceed ninety (90) days from the date of first occurrence of one of these events or conditions, and the Company shall have at least thirty (30) days from the time of that notice in which to remedy the event or condition described in Sections 2.4(1) through (7)."

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has executed this Amendment as of _______________.

Campbell Soup Company

By: __________________________            By:______________________________
Executive